Exhibit 99.1

Greif, Inc. Appoints Lawrence A. Hilsheimer as CFO

DELAWARE, Ohio (May 12, 2014) – Greif (NYSE: GEF, GEF.B), a world leader in industrial packaging products and services, announced today that Lawrence A. Hilsheimer has joined the company as Executive Vice President and Chief Financial Officer.

Hilsheimer will report directly to President and Chief Executive Officer David Fischer. As CFO, Hilsheimer will oversee the controller functions, treasury, investor relations, information systems, tax and internal audit.

“Larry’s demonstrated track record as a successful CFO and his extensive business expertise make him the perfect candidate to step into this critical role,” stated David Fischer, CEO. “This is an important time for Greif as we position the company for sustained profitable growth. Larry brings a deep understanding of financial operations and experience driving material improvements in business operations. Further, Larry is a perfect fit for the ‘Greif Way,’ the culture of our company which has been rooted in ‘The Golden Rule’ for over 137 years. After an extensive and thorough search for the right person, I am pleased to welcome Larry to Greif, and look forward to working closely with him.”

Fischer added, “With the recent hiring of David Lloyd as Corporate Financial Controller, the promotion of Chris Luffler as Business Managerial Controller and the appointment of Larry as CFO, we have in place an exceptional team with the experience necessary to ensure we achieve both the financial goals and long term growth objectives of the company.”

Hilsheimer most recently served as Executive Vice President and CFO for Scotts Miracle-Gro Company (NYSE: SMG). He came to Scotts from Nationwide Mutual Insurance Company. At Nationwide, Hilsheimer first served as Executive Vice President and CFO before becoming President and COO of a number of Nationwide’s operating units. Before Nationwide, Hilsheimer spent more than 28 years at Deloitte & Touche LLP, over 20 of those years as a partner in various leadership roles, including Vice Chairman and Regional Managing Partner.

Hilsheimer holds a BSBA degree from The Ohio State University and a Juris Doctor degree from Capital University Law School.

About Greif

Greif is a world leader in industrial packaging products and services. The company produces steel, plastic, fibre, flexible, corrugated, multiwall and reconditioned containers, intermediate bulk containers, containerboard and packaging accessories, and provides blending, filling, packaging and industrial packaging reconditioning services for a wide range of industries. Greif also manages timber properties in North America. The company is strategically positioned in more than 50 countries to serve global as well as regional customers. Additional information is on the company’s website at www.greif.com.

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Contact:

Scott Griffin

Vice President, Corporate Communications

Greif, Inc.

(740) 657-6516